Exhibit 10.26

PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (“Agreement”), made and entered into as of the date of the last signature set forth on the signature page below (the “Effective Date”), by and between AJOU University Industry-Academic Cooperation Foundation, having its offices at 206 Worldcup-ro, Yeongtong-gu Suwon-si, Gyeonggi-do, 16499, Republic of Korea (“Assignor”) and SIM IP 2 LLC (“Assignee”), a limited liability company organized under the laws of the Delaware, having offices at 78 SW 7th Street, Suite 500, Miami, FL 33130 (each a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, Assignor is the owner of all rights, title and interest in and to the inventions (the “Inventions”) as described and claimed in the Patents and Related Patents;

WHEREAS, Assignor wishes to transfer, assign and set over unto Assignee, and Assignee shall accept and assume, all rights, title and interest in and to the Patents and Related Patents (defined below) as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Definition. “Patents and Related Patents” shall mean (a) the patents and patent applications listed in the table in Appendix A; (b) any parents, patents that share the same specification as (a); (c) any additional patents or applications to which (a) or (b) claims priority, as well as any additional patents and patent applications claiming priority to (a) or (b), including but not limited to patents or patent applications issued, granted, or pending via any divisionals, continuations, continuations-in-part, reissues and reexaminations of (a) and (b); (d) any patents or patent applications that are terminally disclaimed to any of the foregoing in (a) through (c) or to which any of the foregoing in (a) through (c) are terminally disclaimed; and (e) any foreign counterparts of (a) through (d).

2.	Assignment of Patents and Related Patents. Assignor hereby assigns to Assignee all right, title and interest to the Patents and Related Patents. Assignor and Assignee hereby agree to execute the form of Patent Assignment Agreement (the “Patent Assignment”) attached as Exhibit A hereto, the terms of such Patent Assignment being fully incorporated herein. All of the rights, privileges including the benefits of any attorney client privilege or attorney work product privilege, title and interest in and to the Patents and Related Patents sold, transferred, assigned and set over to Assignee hereunder include all income, royalties, damages and payments now or hereafter due or payable with respect thereto, and the right to bring any claim, sue, counterclaim, and recover for the past, present and future infringement of the rights assigned hereunder. Assignee shall not assign or transfer any other patent(s) that are not on Exhibit A without prior written consent from Assignor.

[Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.]

Assignee shall not sell the Patents and Related Patents to a third party in an arms-length transaction without first offering to Assignor an opportunity to purchase the Patents and Related Patents under the same conditions as those offered to and contemplated with such third party. Assignee may transfer the Patents and Related Patents to another entity, provided the new entity agrees to be bound by the rights and obligations of this Agreement. Any assignment or transfer of the Patents and Related Patents shall be subject to all then-in-effect licenses, encumbrances, obligations, and other restrictions applicable to the Patents and Related Patents.

3.	License to Assignor. Assignee hereby grants to Assignor a fully paid-up perpetual worldwide, royalty free, non-transferable, non-exclusive right and license under the Patents and Related Patents to make, have made, use, sell, offer for sale, export and import Assignor’s products and services (“Assignor License-Back”). The Assignor License-Back excludes the right to sublicense. For avoidance of doubt, Assignee shall have the sole right (but not the obligation), at its expense, to enforce the Patents and Related Patents. Further, Assignee shall have the sole right (but not the obligation) to defend the Patents and Related Patents against defensive measures, including but not limited to defensive measures related to unenforceability and invalidity (e.g., declaratory judgments and counterclaims for invalidity and/or, inequitable conduct, inter partes review, subject matter eligibility, etc.).

4.	Consideration. Upon Assignor’s delivery of all deliverables, including those under Section 10(b), Assignee shall pay Assignor a non-refundable thirty thousand U.S. dollars (US $30,000.00) (the “Front End Payment”), as an upfront acquisition cost. In the event that there is a breach by Assignor of any representation or warranties in Section 8, the Front End Payment may be refunded to Assignee. Further, within thirty (30) days after the end of each calendar quarter, commencing with the calendar quarter in which Assignee has received first Gross Recovery and until the expiration of the last to expire of the Patents, Assignee shall pay to Assignor fifty percent (50%) of Net Proceeds as a result of enforcement, licensing, and/or sale by Assignee of the Patents and Related Patents (the “Contingency Payment”). In the event that any of the Patents and Related Patents are sold prior to filing a patent litigation, in any forum, Assignee shall pay to Assignor seventy-five percent (75%) of the Gross Recoveries. In the event that any of the Patents and Related Patents are sold after filing a patent litigation, in any forum, Assignee shall pay to Assignor fifty-five percent (50%) of the Gross Recoveries.

“Gross Recovery” or “Gross Recoveries” is defined as the gross amount of any monies received by Assignee through monetization of the Patents. For example, foreign tax withholding may reduce the amount of settlement proceeds that is received by Assignee. In this example, Gross Recovery shall be calculated to exclude the amount of foreign taxes withheld. To the extent that foreign tax withholding applies, fifty percent (50%) of any amount of such withholding that the Assignee recovers via its U.S. tax filings the following year will be distributed to Assignor. Gross Recovery shall include, without limitation, any and all settlement proceeds, licensing proceeds, proceeds from a sale, or other payment from other transactions related to the Patents and Related Patents.

“Net Proceeds” is defined as Gross Recovery minus Costs and Expenses. “Costs and Expenses” include reasonably substantiated costs and expenses incurred in relation to obtaining, creating, defending, or maintaining the Patents and Related Patents or monetization efforts such as (1) Litigation Costs incurred in connection with the monetization, licensing and/or enforcement of the Patents and Related Patents; (2) consulting and expert fees paid to outside third parties (e.g., infringement expert, validity expert, technical expert, damages expert(s)) and incurred in connection with the monetization, licensing and/or enforcement of the Patents and Related Patents; (3) reasonably-related costs incurred in relation to acquiring and monetizing the Patents and Related Patents (e.g., travel fees); (4) prosecution and other costs in relation to the monetization of the Patents and Related Patents; (5) costs and fees associated with any adversarial proceeding relating to the Patents and Related Patents, including but not limited to Inter Parties Review and reexaminations; (6) costs and fees associated with reverse engineering and other due diligence costs related to the Patents and Related Patents, and third-party litigation and monetization financing; (7) Assignee upfront acquisition costs related to the Patents and Related Patents, including the Front End Payment; and (8) judgments for attorney’s fees, costs, sanctions, or other punitive fees in connection with the Patents and Related Patents. For the avoidance of doubt, the parties agree that the “Costs and Expenses” (1) shall not include the day-to-day operating expenses of the Assignee which include, without limitation, payroll, travel (except as provided in clause (3) above), rent, and costs and expenses of acquisition, construction or leasing of facilities to operate the business whether or not contracted to third parties, and (2) any of the fees, costs and expenses above shall be reasonably and directly needed for the enforcement and licensing of the Patents and Related Patents.

“Litigation Costs” is defined as costs reasonably incurred, during the term of this Agreement, including but not limited to litigation counsel fees, filing fees, court-ordered mediation fees, subpoena service fees, deposition transcripts, long-distance telephone charges, document retrieval and copying costs, attorneys’ travel expenses, legal research and database fees, investigator fees, witness fees, alternative dispute resolution fees, arbitration fees, deposition videos and transcripts and copy fees, fees associated with technical and graphic support for exhibiting videos and exhibits to the court and jury, and graphic design and construction fees for exhibits.

Prior to Closing, Assignor will furnish Assignee with all necessary wire transfer information (shown in Exhibit B).

Assignor acknowledges and understands that the Contingency Payment is contingent on Net Proceeds as a result of enforcement of the Patents and Related Patents, and may or may not occur depending on the success of Assignee’s monetization efforts. Further, Assignor acknowledges and understands that Assignee’s monetization efforts may result in change in scope of the Patents and Related Patents, as well as, invalidity and/or unenforceability of one or more claims in the Patents and Related Patents. Assignor hereby releases Assignee (including its officers, directors, members, managers, attorneys, employees, agents, consultants, investors and insurers) from all claims or liability for and relating to the monetization of the Patents and Related Patents.

5.	Intentionally Left Blank.

Reports. Assignee shall provide to Assignor a quarterly written report (e.g., within 30 days after each of March, June, September, and December) on the status and progress of the monetization activities. This report shall further detail the financial related information, including the costs and expenses incurred during that particular period in relation to Paragraph 4 above. Assignee shall provide prompt responses to inquiries from Assignor with respect to the report.

Audit. For the purpose of confirming Net Proceeds stated in Paragraph 4, Assignor shall have the right to financial audit. No more than once each calendar year and upon a reasonable advance written notice, Assignor may have an independent auditor audit Assignee’s applicable records, subject to any contractual confidentiality obligations, at Assignor’s request and expense, to verify the accuracy of the calculations under this Agreement. All such records shall be treated as confidential information by the independent auditor and shall not be disclosed to Assignor except insofar as necessary to verify to Assignor the accuracy of Assignee’s payments to Assignor, subject to any contractual confidentiality obligations.

Any payment adjustments (whether due to under- or over-payments) shall be incorporated with the next quarterly payment under this Agreement. Should any payment be underpaid by five percent (5%) or more, without reasonable explanation, then Assignee shall pay the reasonable expense of such audit, if any, along with a late payment fee of interest on the under-payment amount at an annual interest rate of five percent (5%), paid with the next quarterly payment due under this Agreement.

Term and Termination. This Agreement shall remain in full force until the expiration of all of the Patents and Related Patents, except that both Parties agrees, in writing, to terminate this Agreement earlier. Notwithstanding anything to the contrary contained herein, in the event that Assignee makes no material efforts to monetize the Patents and Related Patents for a period of three (3) years from the Effective Date, the Assignor shall have the option to re-acquire the Assigned Patents from Assignee , without any liability or compensation whatsoever to Assignee, by action of a separate assignment document. It is understood that any one of the following constitutes material efforts to monetize the Patents and Related Patents: filing a lawsuit or lawsuits involving any of the Patents and Related Patents; engaging in active negotiations regarding a potential license or sale of any of the Patents and Related Patents; seeking, obtaining, or having obtained litigation financing; or otherwise engaging in activity in furtherance of identifying potential infringers and/or establishing basis to bring suit or allege infringement of the Patents and Related Patents (“Material Efforts”). Notwithstanding the above, in the event that Assignee does not generate any income through monetization efforts and fails to deliver any Contingency Payment to Assignor during the five (5) years from the Effective Date, this Agreement shall terminate at the end of the five (5) year period. As a result of the termination, Assignee shall assign the Patents and Related Patents to Assignor, including the Documents of Exhibit D. However, if there is a pending patent litigation in any jurisdiction at the end of the five (5) year period, this Agreement is effective until the termination of such patent litigation.

6.	Maintenance Fees. Assignee may pay any maintenance fees, annuities, and the like due or payable on the Patents and Related Patents (“Maintenance Fees”) following the Effective Date, in its sole discretion and without any obligation. If Assignee decides not to pay the Maintenance Fees on any of the Patents and Related Patents (“Maintenance Fee Patent”), Assignee shall give Assignor a written notice within thirty (30) days of the final date (including the surcharge period) of its intention not to pay the Maintenance Fees for the Maintenance Fee Patent, and following such notice, Assignor shall have the option to re-acquire such Maintenance Fee Patent selected/decided by Assignee without any compensation from Assignor to Assignee, and without any liability from Assignee to Assignor. After such notice from Assignee to Assignor, if Assignor exercises its option to re-acquire the Maintenance Fee Patent, Assignee shall duly assign the Maintenance Fee Patent to Assignor as discussed herein, and if there is no the option exercised by Assignor within thirty (30) days, Assignor shall have waived its option to re-acquire the Maintenance Fee Patent.

Limitations of Liability. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR ANY COSTS OF COVER, LOSS OF PROFITS OR GOODWILL, OR INTERRUPTION OF BUSINESS, UNDER OR IN RELATION TO THIS AGREEMENT, WHETHER BASED ON BREACH OF WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY, AND WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	Taxes. Assignor shall be solely responsible and shall pay any taxes due arising out of the consideration received by Assignor under this Agreement.

8.	Representations and Warranties of Assignor. Assignor represents and warrants to Assignee as follows:

a.	Assignor is a university that is duly organized, validly existing, and in good standing under the laws of the Republic of Korea with full power and authority to own and operate its properties and assets and carry on its business as currently conducted. Assignor has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Patent Assignment Agreement and to carry out his obligations hereunder, including, without limitation, the assignment of the Patents and Related Patents to Assignee.

b.	Assignor is the sole owner of the Patents and Related Patents and has all right, title, claims, interest and privileges arising from such ownership, including, without limitation, all right, title, and interest to sue for past, present, and future infringement of the Patents and Related Patents and collect damages for past, present, and future infringement. The Patents and Related Patents are free and clear of any liens, claims, mortgages, security interests, or encumbrance or restriction on right, title, and interest to the Patents and Related Patents. Assignor has not assigned, licensed, granted covenants not to sue, transferred or otherwise conveyed to any other person or entity any of its rights, title, claims, interest or privileges with respect to the Patents and Related Patents. With the exception of the encumbrances listed in Exhibit C, the Patents are Related Patents are free and clear of any licenses, covenants not to sue, encumbrances, rights or restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Patents and Related Patents.

c.	Assignor has obtained and properly recorded previously executed assignments for the Patents and Related Patents as necessary to fully perfect rights and title therein in accordance with governing law and regulations in each respective jurisdiction.

d.	Assignor has fully disclosed to the U.S. Patent Office the identity of all inventors of the inventions described in the Patents and Related Patents as required by U.S. law.

e.	The Patents and Related Patents and the inventions described in the Patents and Related Patents are (i) not the product or subject of any joint development activity or agreement with any third party; (ii) not the subject of any consortia agreement or cross-license; and (iii) have not been financed in whole or in part by any third party.

f.	To the extent the Patents and Related Patents and the inventions described therein were conceived or derived during any employment relationship with an employer of Assignor or employer(s) of an inventor(s) of the Patents and Related Patents (“Inventor”) (whether as a full-time employee, contractor, or any other payment-for-work relationship), Assignor or Inventor has obtained a full and complete release from any assignment obligations from any such employer of Assignor or Inventor in and to the Patents and Related Patents, and has duly and fully executed such release. To the extent the Patents and Related Patents and the inventions described in the Patents and Related Patents were conceived or derived from an employee or contractor (whether as a full-time or part-time employee, contractor, or other payment-for-work relationship) of Assignor or a prior owner of the Patents and Related Patents (“Prior Owner”), any such employees or contractors of Assignor or Prior Owner was and is, under an obligation to assign the conceived subject matter and/or any portion of the inventions disclosed in the Patents and Related Patents to Assignor, and has duly and fully executed such assignment.

g.	The issued Patents and Related Patents remain in full force and effect as of the Effective Date of this Agreement.

h.	All maintenance fees, annuities, and the like due or payable on the Patents and Related Patents have been timely paid in full, or will be timely paid in full by Assignor prior to the Closing of this Agreement. To the extent all maintenance fees, annuities, and the like have not been paid, Assignor agrees to assist Assignee in reviving any and all of the Patents and Related Patents that have lapsed as a result of Assignor’s unintentional or unavoidable failure to pay.

i.	The Patents and Related Patents are not and have not been subject to any action, investigation, claims, or proceedings threatened, pending, or in progress relating in any way to the Patents and Related Patents, including relating to their validity, enforceability, inventorship or ownership. None of the Patents and Related Patents has been or is currently involved in any inter partes review, reexamination, reissue or interference proceeding or any similar proceeding, and no such proceedings are pending or threatened.

j.	None of the Patents and Related Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Assignor does not know of and has not received any notice or information of any kind from any source suggesting that the Patents and Related Patents may be invalid, unpatentable, or unenforceable. If any of the Patents and Related Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction. To the extent “small entity” fees were paid to the USPTO for any of the Patents and Related Patents, such reduced fees were then appropriate because the payor was qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents and Related Patents to an entity that was not a “small entity.”

k.	Neither the execution and delivery of this Agreement, nor the assignment of the Patents and Related Patents contemplated hereby will violate, or be in conflict with, or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, judgment or decree, to which Assignor is a party or by which it is bound or which the Patents and Related Patents are subject.

l.	Assignor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unenforceable any claim of any of the Patents and Related Patents, including, without limitation, misrepresenting Assignor’s patent rights, including but not limited to the Patents and Related Patents, to a standard-setting organization.

m.	There is no obligation imposed by a standards-setting organization to license any of the Patents and Related Patents on particular terms or conditions. The Patents and Related Patents are not subject to a most favored nations clause, most favored licensee clause, or any other obligation that would require Assignee to grant any rights to the Patents and Related Patents on particular terms.

n.	Assignor has not put a third party on notice of actual or potential infringement of any of the Patents and Related Patents. Assignor has not invited any third party to enter into a license under any of the Patents and Related Patents. Assignor has not initiated any enforcement action with respect to any of the Patents and Related Patents.

o.	The execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement to which Assignor is a party.

p.	To the extent prior owners of the Patents and Related Patents, Assignor, or a licensee of the Patents and Related Patents offered for sale or sold any products or services that embodied that the subject matter of the Patents and Related Patents, the prior owners, Assignor, and licensees of the Patents and Related Patents fully complied with all marking requirements and regulations.

q.	Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Patent and Related Patents in the name of Assignee, as the assignee to the entire interest therein.

r.	Assignor will, at the reasonable request of Assignee and without demanding any further consideration therefore, do all things necessary, proper, or advisable, including without limitation, the execution, acknowledgment, and recordation of specific assignments, oaths, declarations, and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, and/or enforcing the Patent and Related Patents. Such assistance will include providing, and obtaining from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers, and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Patent and Related Patents.

s.	In the event that Assignee is unable for any reason whatsoever, to secure Assignor’s signature to any document necessary to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Patents and Related Patents, Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as Assignor’s agents and attorneys-in-fact, to act for and on its behalf and instead of Assignor, to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Assignor.

t.	To the extent the assignment of the Patents and Related Patents do not include the entirety of the patents and patent applications in the family for the Patents and Related Patents, at the request of the Assignee, Assignor shall assign such other patents and patent applications for no additional consideration and the effective date of such assignment shall be the same as the Effective Date of this Patent Assignment Agreement. Assignor agrees to execute any and all further documents as reasonably requested by Assignee, cooperate with Assignee and do any and all such further things as may be necessary to implement and carry out the terms, conditions and intent of this Agreement promptly upon the request of Assignee. In this regard, and not in limitation of the foregoing, to the extent Assignor has an ongoing relationship with prosecution counsel for the Patents and Related Patents, Assignor will cooperate in providing Assignee with access to such individuals and firms.

9.	Representations and Warranties of Assignee. Assignee represents and warrants to Assignor as follows:

a.	Corporate Organization. Assignee is a limited liability company duly organized, validly existing standing under the laws of the State of Delaware with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

b.	Authorization. Assignee has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Assignee. This Agreement and the Patent Assignment have been duly executed and delivered by the Assignee, and constitute legal, valid and binding obligations of Assignee, enforceable in accordance with their terms.

c.	Non-Contravention. Neither the execution and delivery of this Agreement, nor the assignment of the Patents and Related Patents contemplated hereby will violate, or be in conflict with, or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, judgment or decree, to which Assignee is a party or by which it is bound or which the Patents and Related Patents are subject.

10.	Closing and Post-Closing.

a.	Closing. The Closing of the assignment of the Patents and Related Patents shall occur simultaneously with the execution and delivery hereof at such mutually agreed time and place.

b.	Deliveries. At Closing, Assignor and Assignee shall execute and deliver the Patent Assignment and all exhibits thereto. Within sixty (60) days of Closing, Assignor shall deliver the original conception and reduction to practice materials and documents according to Exhibit D.

c.	Post-Closing Transfer. Upon the Effective Date (or immediately thereafter upon learning of the existence of files or documents that have not been transferred to Assignee), Assignor shall, and shall cause its patent counsel to, deliver to Assignee (or to other party as directed by Assignee) all files and documents relating to the Patents and Related Patents, including without limitation, copies of all patents, patent applications, litigation files, PTO correspondence and other relevant documentation in Assignor’s or Assignor’s counsel’s possession. Assignor further agrees that upon Effective Date all rights and privileges (including with respect to any attorney client privileges, attorney work product or other professional privileges or rights) held by Assignor, Assignor’s affiliates, or any third party, that arise from or relate to the Patents and Related Patents, or inventions therein, transferred under this Agreement shall be transferred from Assignor to Assignee.

d.	Payment of the Front End Payment. Within thirty (30) days from the Closing, Assignee shall pay Assignor the Front End Payment to the bank information provided in Exhibit B.

11.	Miscellaneous.

a.	Notices. All notices and communications hereunder shall be in writing and deemed given if delivered (a) personally, or (b) by overnight courier, or (c) by registered or certified mail (return receipt requested) or (d) by email to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice);

If to the Assignee at:

Sauvegarder Investment Management LLC

78 SW 7th Street, Suite 500, Miami, Florida 33130

erich@sauvegarder.io and info@sauvegarder.io

If to Assignor at:

Patent Manager

AJOU University Industry-Academic Cooperation Foundation

11th Floor, 206 Worldcup-ro, Yeongtong-gu, Suwon-si, Gyeonggi-do, 16499,

Republic of Korea

chi5656@ajou.ac.kr and mysong@pnmepartners.co.kr

b.	Entire Agreement. This Agreement (including the Exhibits) constitutes the entire agreement of the Parties and supersedes all other prior or contemporaneous agreements and understanding, both written and oral, among or between the Parties with respect to the subject matter hereof.

c.	No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the Parties and is not intended to confer upon any other person any rights or remedies hereunder.

d.	Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party; provided that (a) Assignee may assign its rights and obligations hereunder without the consent of Assignor so long as such Assignee shall assume all of the obligations of this Agreement, including Paragraph 4 of this Agreement; and (b) Assignor shall have the right to assign this Agreement in its entirety to any succeeding entity that acquires all or substantially all of the assets and/or stock entitled to vote of Assignor, so long as such succeeding entity is (1) not adverse to Assignee in any suit alleging infringement of one or both of the Patents and Related Patents at time of the acquisition. In the event that Assignor, or any successor or permitted assign of Assignor (“Assignor Successor”) assigns its right to payment under Section 4 of this Agreement, such assignment shall extinguish Assignor’s right to payment, but not the Assignor Successor’s right to payment.

e.	Governing Law. This Agreement shall be construed and governed by the laws of the State of Delaware without reference or regard to choice of law provisions.

f.	Confidentiality. The contents of this Agreement, including its terms and conditions, are considered confidential. Neither Party shall disclose the terms of the Agreement to a third party, without the prior written approval of the other Party, except to legal, financial, accounting, licensing, consultants, or other similar advisors (current and prospective), prospective and actual financiers or investors, and prospective and actual successors and assigns who agree to keep the terms of this Agreement confidential. Notwithstanding any statement to the contrary, this provision shall not prevent Assignee from complying with court disclosure requirements (e.g., certificate of interested parties) nor shall it prevent Assignee from bringing suit in a court of its choice. In the event, a third party seeks to discover the terms of this Agreement through a court order, the Party to whom the request or the terms has been made shall provide reasonable notice of the request to the other Party to this Agreement and shall use its reasonable efforts to prevent the least disclosure of the terms of the Agreement permitted. Neither Party will originate any publicity, news release, or other announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the Parties without the prior written approval of the other Party.

g.	Counterparts. This Agreement may be executed in counterparts, and such counterparts may be exchanged via electronic transmission. Each such counterpart shall be deemed an original, and all of which taken together shall be deemed a single document.

h.	Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date of the last signature set forth below.

ASSIGNOR: Industry-Academic Cooperation Foundation of Ajou University

By:	/s/ Kim Sangin
Name:	Kim, Sangin
Title:	Dean

Date:	June 20, 2024

ASSIGNEE: SIM IP 2 LLC

By:	/s/ SIM Management GP LLC
Name:	SIM Management GP LLC
Title:	Manager

Date:	June 20, 2024

SIM MANAGEMENT GP LLC

By:	/s/ David Kutcher
Name:	David Kutcher
Title:	Co-Manager

Date:	June 20, 2024